Filed Pursuant to Rule 424(b)(5)
                              Registration No. 33-50099

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 1993)

EASTERN UTILITIES ASSOCIATES

1,500,000 Common Shares
($5 Par Value)

     This Prospectus Supplement relates to the Prospectus dated November 22, 1993 prepared for use in connection with the continuing program of acquisitions by EUA Cogenex Corporation ("EUA Cogenex"), a wholly-owned subsidiary of Eastern Utilities Associates ("EUA"). Such Prospectus provides for the exchange by EUA of up to 1,500,000 Common Shares of EUA in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities which EUA Cogenex may acquire. Such Prospectus also provides for the resale of Common Shares received by affiliates of a company acquired by EUA Cogenex.

     Highland Energy Group, Inc., a Colorado corporation ("Highland"), was acquired indirectly by EUA Cogenex on May 1, 1995 through a merger of Highland with and into EUA Acquisition Corporation, a wholly-owned subsidiary of EUA Cogenex. HFG Expansion Fund I, L.P., an affiliate of Highland ("HFG"), received beneficial ownership of 65,647 Common Shares of EUA in exchange for shares of the capital stock of Highland. This Prospectus Supplement provides for the direct transfer by HFG, which has a business address of P.O. Box 81367, Wellesley, MA 02181, of 512 Common Shares to Artemis A.W. Joukowsky, III.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL
                            OFFENSE.
                         _______________

    The date of this Prospectus Supplement is March 18, 1996.